Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	May 6, 2021	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

Dorchester Minerals, L.P. Announces First Quarter Results and the

Acquisition of Royalty Properties

DALLAS, TEXAS -- Dorchester Minerals, L.P. (the “Partnership”) (NASDAQ-DMLP) announced today the Partnership’s net income for the quarter ended March 31, 2021 of $11,801,000, or $0.33 per common unit.

A comparison of the Partnership’s consolidated results for the quarter ended March 31, 2021 and 2020 are set forth below:

	Three Months Ended
	March 31,
	2021	2020
Operating Revenues	$17,789,000	$15,476,000
Net Income	$11,801,000	$8,761,000
Net Income Per Common Unit	$0.33	$0.25

The Partnership previously declared its first quarter distribution in the amount of $0.303441 per common unit payable on May 13, 2021 to common unit holders of record as of May 3, 2021. The Partnership’s cash distributions are not comparable to its net earnings due to timing and other differences including depletion.

On April 30, 2021, the Partnership entered into a contribution and exchange agreement with an unrelated third party to acquire overriding royalty interests in the Bakken Trend totaling approximately 6,400 net royalty acres under 63,000 gross acres in Dunn, McKenzie, McLean and Mountrail Counties, North Dakota. The transaction is structured as a non-taxable contribution and exchange. The contributing entity will convey their interests to DMLP in exchange for 725,000 common limited partnership units of Dorchester Minerals, L.P. The acquisition is expected to close on June 30, 2021, subject to customary closing conditions, with a cash receipt reference date of April 1, 2021.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 26 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.